Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No.1 of the Registration Statements (Form S-8) pertaining to up to 1,551,374 shares of common stock of Wellsford Real Properties, Inc. that have been or may be issued pursuant to the Wellsford Real Properties, Inc. Rollover Stock Option Plan, Wellsford Real Properties, Inc. 1997 Management Incentive Plan and Wellsford Real Properties, Inc. 1998 Management Incentive Plan of Wellsford Real Properties, Inc. and to the incorporation by reference therein of our reports dated March 13, 2006, with respect to the consolidated financial statements and schedule of Wellsford Real Properties, Inc. and Subsidiaries, Wellsford Real Properties, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wellsford Real Properties, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

June 6, 2006